                               Pricing Agreement


Goldman, Sachs & Co.,
J.P. Morgan Securities Inc.
c/o Goldman, Sachs & Co.
85 Broad Street,
New York, New York  10004.

                                                                   April 6, 1994



Dear Sirs:

         V.F. Corporation, a Pennsylvania corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated April 30, 1992 (the "Underwriting Agreement"), to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to
Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

         An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating






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to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

         Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

         If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                                                   Very truly yours,

                                                   V.F. CORPORATION



                                                   By:
                                                      ----------------------
                                                   Name:
                                                   Title:


Accepted as of the date hereof:



- ----------------------------------------
         (Goldman, Sachs & Co.)

On behalf of themselves and J.P. Morgan Securities Inc.





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                                   SCHEDULE I




                                                                    Principal
                                                                    Amount of
                                                                    Designated
                                                                    Securities to
                          Underwriter                               be Purchased
                          -----------                               -------------
                 Goldman, Sachs & Co. . . . . . . . . . . . . . . .  $ 50,000,000

                 J.P. Morgan Securities Inc . . . . . . . . . . . . .  50,000,000
                                                                      -----------


                                           Total  . . . . . . . . .  $100,000,000





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                                  SCHEDULE II


Title of Designated Securities:

         7.60% Notes due April 1, 2004


Aggregate principal amount:

         $100,000,000


Price to Public:

         99.857% of the principal amount of the Designated Securities, plus accrued interest from April 1, 1994.


Purchase Price by Underwriters:

         99.207% of the principal amount of the Designated Securities, plus accrued interest from April 1, 1994.


Manner of payment and Specified Funds of purchase price:

         Wire transfer of immediately available funds.

Indenture:

         Indenture, dated as of January 1, 1987, between the Company and Morgan Guaranty Trust Company of New York, as Trustee, as supplemented by a First Supplemental Indenture, dated as of September 1, 1989, among the Company, Morgan Guaranty Trust Company of New York, as retiring Trustee, and United States Trust Company of New York, as successor Trustee.


Maturity:

         April 1, 2004

Interest Rate:

         7.60% per annum payable semi-annually





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Interest Payment Dates:

         April 1 and October 1,
         commencing October 1, 1994


Redemption Provisions:

         The Notes may not be redeemed prior to April 1, 2001. On or after such date, the Notes may be redeemed at the option of the Company, at any time as a whole, or from time to time in part, on not less than 30 nor more than 60 days notice, at 100% of the principal amount thereof, in each case plus accrued and unpaid interest (if any) to the date of redemption.


Sinking Fund Provisions:

         No sinking fund provisions.


Defeasance Provisions:

         Sections 1302 and 1303 of the Indenture shall apply to the Notes.


Time of Delivery:

         9:30 a.m., April 13, 1994


Closing Location:

         Sullivan & Cromwell
         125 Broad Street
         New York, NY  10004


Names and addresses of Representatives:

         Designated Representatives:

                 Goldman, Sachs & Co.
                 J.P. Morgan Securities Inc.



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         Address for Notices, etc.:

                 c/o Goldman, Sachs & Co.
                 85 Broad Street
                 New York, NY  10004


Other Terms:

         N/A





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